                                                                      EXHIBIT 12



                  CATERPILLAR FINANCIAL SERVICES CORPORATION

                 STATEMENT SETTING FORTH COMPUTATION OF RATIO
                          OF PROFIT TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)



                                                               Years Ended December 31,

                                                  1996        1995       1994       1993       1992
                                                --------    --------   --------   --------   --------
Income before cumulative effect of               $ 75.6      $ 65.2     $ 32.2     $ 37.8     $ 34.0
  change in accounting for income
  taxes..............................
Add:                                               40.2        38.5       19.3       21.3       17.6
  Provision for income taxes.........
Deduct:                                            (2.2)       (1.4)      (1.7)      (1.6)      (1.7)
  Equity in profit of partnerships...            ------      ------     ------     ------     ------

Profit before taxes..................            $113.6      $102.3     $ 49.8     $ 57.5     $ 49.9
                                                 ======      ======     ======     ======     ======
Fixed charges:                                   $315.4      $298.4     $212.1     $173.1     $174.4
  Interest on borrowed funds.........
  Rentals--at computed interest*.....               2.5         1.8        1.3        1.2        1.0
                                                 ------      ------     ------     ------     ------
Total fixed charges..................            $317.9      $300.2     $213.4     $174.3     $175.4
                                                 ======      ======     ======     ======     ======
Profit before taxes plus fixed                   $431.5      $402.5     $263.2     $231.8     $225.3
  charges............................            ======      ======     ======     ======     ======

Ratio of profit before taxes plus                  1.36        1.34       1.23       1.33       1.28
  fixed charges to fixed charges.....            ======      ======     ======     ======     ======

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*  Those portions of rent expense that are representative of interest cost.